Exhibit 99.1

NEOGENOMICS, INC.

PRESS RELEASE

FOR IMMEDIATE RELEASE

NeoGenomics Closes $150 Million Senior Credit Facility

Ft. Myers, Florida – December 22, 2016 – NeoGenomics, Inc. (NASDAQ: NEO) (the “Company”) announced today that it has closed on a new five year, $150 million senior secured credit facility, which includes a $75 million revolving loan and a $75 million term loan. The new facility replaces the $54.6 million term loan and undrawn $25 million asset-based revolver previously in place.

The Company borrowed $97.9 million at closing, including $75 million of term debt and $22.9 million under the revolver. The proceeds of this facility combined with approximately $16 million of cash were used to retire the existing $54.6 million term loan, redeem 8,066,667 shares of Series A Redeemable Preferred Stock held by an affiliate of General Electric Company for $55 million, and to pay certain fees and expenses. Amounts drawn under this new facility bear interest according to a pricing grid that is based on the ratio of debt to Adjusted EBITDA (as defined in the credit agreement), and is currently equal to LIBOR + 300 basis points, which compares with LIBOR + 700 basis points under the previous term loan.

The new credit facility was jointly led by Regions Capital Markets, a division of Regions Bank; Merrill Lynch, Pierce, Fenner & Smith, Inc. and Wells Fargo Securities, LLC. Regions Bank served as Administrative Agent and Bank of America, N.A. and Wells Fargo Bank, N.A. served as Co-Syndication Agents. Hancock Bank, The Huntington National Bank and PNC Bank, N.A. served as Co-Documentation Agents. Cadence Bank N.A., Franklin Synergy Bank and Seaside National Bank and Trust also are participating lenders in this new facility. Stephens Inc. advised NeoGenomics in the transaction.

Douglas M. VanOort, the Company’s Chairman and CEO, commented, “We are very pleased to have executed this new bank facility. It has allowed us to redeem 55% of the Series A Preferred Stock resulting from our acquisition of Clarient one year ago and reduce our Adjusted Diluted Shares outstanding by 8.5%. This facility also reduces our weighted average cost of senior debt capital to roughly half the previous level. As a result, we expect only minimal increases in 2017 interest expense despite the higher principal outstanding. In addition, we now have $52 million available under the revolving credit facility to pursue strategic opportunities. We look forward to working with our new bank syndicate as we continue to grow NeoGenomics into the leading cancer testing Lab in the world.”

Full-Year 2016 Financial Outlook:

As a result of delays in recognizing approximately $2 million of Pharma Services revenue in Quarter 4, NeoGenomics also revised its guidance today for fiscal year 2016. The Company now expects consolidated revenue to be approximately $244 - 246 million (previously $245 - $250 million), Adjusted EBITDA(1) to be approximately $34 - 36 million (previously $36 - $38 million), Adjusted Net Income(1) to be approximately $12 - $14 million (previously $13 - 15 million) and Adjusted Diluted EPS(1) to be approximately $0.13 - $0.15 per share (previously $0.14 - $0.16 per share). The Company also now expects GAAP Diluted EPS to be a loss of ($0.30) - ($0.28) per share (previously ($0.28) - ($0.27)) before taking into consideration any one-time transaction fees and other non-cash expenses associated with refinancing the existing credit facility, which are expected to be approximately $3.9 million.

The Company reserves the right to adjust this guidance at any time based on the ongoing execution of its business plan. Current and prospective investors are encouraged to perform their own due diligence before buying or selling any of the Company’s securities, and are reminded that the foregoing estimates should not be construed as a guarantee of future performance.

(1)	NeoGenomics has provided adjusted financial information that has not been prepared in accordance with GAAP, including “Adjusted EBITDA”, “Adjusted Net Income”, and “Adjusted EPS”. Each of these measures is defined in the Company’s third quarter 2016 earnings report, dated October 26, 2016, under the section entitled “Non-GAAP Financial Measures”, and the basis for using these measures is explained in the section entitled “Basis for Non-GAAP Adjustments”. See also the tables reconciling such measures to their closest GAAP equivalents.

About NeoGenomics, Inc.

NeoGenomics, Inc. specializes in cancer genetics testing and information services. The Company provides one of the most comprehensive oncology-focused testing menus in the world for Physicians to help them diagnose and treat cancer. The Company’s Pharma Services division serves pharmaceutical clients in clinical trials and drug development.

Headquartered in Fort Myers, FL, NeoGenomics operates CLIA certified laboratories in Aliso Viejo, Fresno, Irvine, and West Sacramento, California; Tampa and Fort Myers, Florida; Houston, Texas and Nashville, Tennessee. NeoGenomics serves the needs of pathologists, oncologists, academic centers, hospital systems, integrated service delivery networks, and managed care organizations throughout the United States. For additional information about NeoGenomics, visit www.neogenomics.com.

Forward Looking Statements

Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are forward-looking statements. These forward looking statements involve a number of risks and uncertainties that could cause actual future results to differ materially from those anticipated in the forward looking statements, Actual results could differ materially from such statements expressed or implied herein. Factors that might cause such a difference include, among others, the company’s ability to continue gaining new customers, offer new types of tests, and otherwise implement its business plan. As a result, this press release should be read in conjunction with the company’s periodic filings with the SEC.

For further information, please contact:

NeoGenomics, Inc.

Steven C. Jones

EVP & Director of Investor Relations

(239) 325-2001

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